Exhibit 11

For Immediate Release

Hayes Lemmerz International, Inc. 734.737.5162

Hayes Lemmerz Files Plan of Reorganization
In Key Step To Emerge from Chapter 11

Northville, MI — December 16, 2002 — Hayes Lemmerz International, Inc. (OTC:HLMMQ) announced today that it has filed a Plan of Reorganization with the U.S. Bankruptcy Court for the District of Delaware. Filing of the Plan is a key step forward for the Company in its efforts to emerge successfully from Chapter 11 proceedings under the U.S. Bankruptcy Code.

“Throughout our Chapter 11 process, we have retained substantially all of our existing business and have won new business. We have fulfilled all of our production obligations to customers, and continued to deliver quality products, on schedule, around the globe,” said Curt Clawson, Chairman and Chief Executive Officer. “We believe the future business prospects of Hayes Lemmerz are good. Moreover, we believe that our proposed Plan of Reorganization represents the best recovery available to maximize value for our stakeholders.”

“We remain focused on our goal of operating as a premier supplier to the automotive industry,” Mr. Clawson said. “The combination of our new management team, new business plan, excellent global network of efficient production facilities, and a strong balance sheet upon emergence from Chapter 11 will allow us to fulfill that vision.”

The Plan requires approval by creditors and final approval by the Court before it can be implemented. The Company noted that the Plan of Reorganization could be modified before it is submitted to its creditors for approval. Hayes Lemmerz said it presently expects to emerge from bankruptcy sometime during the first half of 2003.

Major corporate initiatives, many of which have already been implemented, include rationalizing manufacturing capacity, thereby reducing fixed costs; rationalizing marketing, general and administrative expenses; implementing operational improvements at the plant level focusing on lean manufacturing, thereby reducing variable costs; enhancing the leadership team and restructuring the role of the corporate center; increasing oversight over the corporate, business unit and plant level finance function, thereby improving reliability of reported financial results; divesting certain non-core assets; and since the Petition Date, rejecting and/or renegotiating unfavorable contracts and leases.

Hayes Lemmerz said it would seek to obtain listing of the new common shares on a national stock exchange, but that it could provide no assurance it would be able to obtain such listing.

Hayes Lemmerz International, Inc. is one of the world’s leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 plants, 2 joint ventures and 11,400 employees worldwide.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks and uncertainties.